April 18, 2006

Via Facsimile

Mr. Robert P. van der Merwe
President and Chief Executive Officer
Paxar Corporation
105 Corporate Park Drive
White Plains, NY 10604

	RE: 	Paxar Corporation
		Form 10-K: For the Year Ended December 31, 2005
		File Number: 001-09493

Dear Mr. van der Merwe:

	We have completed our review of your Form 10-K and related filings, and at this time do not have further comments.

							Sincerely,



							Michael Fay
							Accounting Branch Chief


cc: Anthony S. Colatrella, Vice President and Chief Financial Officer